Exhibit 3.14

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KRATON POLYMERS U.S. LLC

This Second Amended and Restated Limited Liability Company Agreement (“Agreement”) of KRATON Polymers U.S. LLC, a Delaware limited liability company (the “Company”), effective as of March June 4, 2015 (the “Effective Date”), is entered into by Elastomers Holdings LLC, as the sole member of the Company (the “Member”).

RECITALS

A.	The Company was formed as “Shell Elastomers LLC” on May 5, 1999 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

B.	The original member entered into the limited liability company agreement of Shell Elastomers LLC dated as of May 5, 1999 (the “Original Agreement”).

C.	The Member amended and restated the Original Agreement pursuant to the Amended and Restated Limited Liability Company Agreement dated and effective as of February 28, 2001 (the “Amended and Restated LLC Agreement”).

D.	The Company changed its name from Shell Elastomers LLC to KRATON Polymers U.S. LLC by filing a Certificate of Amendment to the Certificate of Formation on February 28, 2001.

E.	The Member further amended the Amended and Restated LLC Agreement pursuant to the Amendment to the Amended and Restated Limited Liability Company Agreement dated and effective as of March 1, 2001 (together, with the Amended and Restated LLC Agreement, the “Previous Agreement”).

F.	The Member desires to amend and restate the Previous Agreement to amend certain provisions thereof.

G.	The Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

The Member, by execution of this Agreement, hereby amends and restates the Previous Agreement pursuant to and in accordance with the Act, and hereby agrees as follows:

1. Name. The name of the Company is KRATON Polymers U.S. LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be such location as the Member may from time to time designate. Until changed by the Member, the principal office of the Company shall be 15710 John F. Kennedy Blvd., Suite 300, Houston, TX 77032.

(a) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation, or such other registered agent as designed by the Member. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Members. The Member owns 100% of the membership interests in the Company. The name and the business, residence or mailing address of the Member are as follows:

Name	Address

Elastomers Holdings LLC	15710 John F. Kennedy Blvd., Suite 300 Houston, TX 77032

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

5. Management.

(a) Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b) Election of Officers; Delegation of Authority.

i) The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member.

ii) Each Officer may, from time to time, designate one or more persons (each an “Authorized Person”) to act in the name of the Company and delegate to such Authorized Person such portion of such Officer’s authority as shall be specified in the designation.

iii) Any action taken by an Officer, or an Authorized Person, pursuant to authority delegated to such Officer or Authorized Person, shall constitute the act of and serve to bind the Company.

6. Exculpation and Indemnification of the Member and Officers. Neither the Member nor the Officers shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or Officer, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by this Agreement, provided that the Member or Officer, as applicable, shall be liable for any such loss, damage or claim if there is a final and non-appealable judicial determination that such Member or Officer, as applicable, (i) did not act in good faith and in what such Member or Officer, as applicable, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Member or Officer, as applicable, by this Agreement, (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had a reasonable cause to believe that such conduct by the Member or Officer, as applicable, was unlawful. To the full extent permitted by applicable law, the Member or Officer, as applicable, shall be indemnified and held harmless by the Company for and against any and all judgments, fines, settlements, losses, claims, demands, costs, damages, liabilities, joint and several, and expenses of any nature, including reasonable attorney’s fees and disbursements and other amounts arising from any proceeding (collectively “Costs”), incurred by the Member or Officer, as applicable, by reason of any act or omission performed or omitted by the Member or Officer, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by this Agreement, except that the Member or Officer, as applicable, shall not be entitled to indemnification under this Section 6 with respect to any Costs if there is a final and non-appealable judicial determination that such Member or Officer, as applicable, (i) did not act in good faith and in what such Member or Officer, as applicable, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Member or Officer, as applicable, by this Agreement, (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had reasonable cause to believe that such conduct by the Member or Officer, as applicable, was unlawful; provided, however, that any indemnity under this Section 6 shall be provided out of and to the extent of the Company’s assets only, and neither the Member nor the Officer, as applicable, shall have personal liability on account thereof.

7. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8. Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

12. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the Effective Date.

ELASTOMERS HOLDINGS LLC

/s/ James L. Simmons
Name:	James L. Simmons
Title:	Vice President, General Counsel & Secretary